Exhibit 99.2

OraSure Technologies, Inc.

2011 Third Quarter

Analyst/Investor Conference Call

November 2, 2011

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks. The following remarks include a discussion of certain non-GAAP financial measures. Non-GAAP reporting is provided to help you better understand the Company’s business and certain items which impacted the Company’s results. However, non-GAAP financial results are not meant to be considered as a stand-alone measurement of performance, or as a substitute for, or as superior to, GAAP results. You should be aware that non-GAAP measures have inherent limitations and should be used only in conjunction with OraSure’s consolidated financial statements prepared in accordance with GAAP. The Company issued a press release on November 2, 2011 which includes a table detailing the non-GAAP measures together with the corresponding GAAP results and a reconciliation to GAAP. You are encouraged to review these items.

Introduction – Doug Michels

Thanks Judy, and good afternoon everyone.

We are very pleased with the Company’s third quarter financial performance and the considerable progress we have made toward our strategic initiatives as we lay the groundwork for future growth. Today we will cover several positive clinical developments that occurred during the quarter, the exceptional performance of our HCV device, our progress on readying the over-the-counter (“OTC”) HIV product for commercialization and the impending initial launch of our drugs of abuse high throughput oral fluid assays.

Another significant development in the quarter was the completion of the DNA Genotek acquisition in mid-August for just over $50 million in cash. This acquisition complements our existing oral fluid business and will help OraSure diversify into the fast-growing molecular diagnostics market. The DNA Genotek management team remains in place, and the two newly combined organizations are working extremely well together. We expect this new subsidiary to make strong contributions to our business for many years to come.

Our third quarter consolidated financial results were very strong, with revenues up over 14% compared to the third quarter of 2010. These numbers include approximately six weeks of DNA Genotek results following the closing of the acquisition. Excluding the DNA Genotek results, we exceeded our financial guidance previously provided for OraSure’s base business on both the top and bottom lines.

Ron will start with a financial review for the third quarter, and I will follow with some additional comments on our progress and business. We will then take your questions.

And with that, I will turn the call over to Ron.

Third Quarter 2011 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Third quarter 2011 revenues were $21.7 million compared to $19.0 million reported in 2010. Revenues for the current quarter included $2.0 from our DNA Genotek subsidiary. Excluding DNA Genotek’s results, our revenues increased 3% as higher sales of our infectious disease and cryosurgical systems products were partially offset by lower sales of our substance abuse testing and insurance risk assessment products and lower licensing and product development revenue.

Infectious disease testing revenues were $11.9 million in the third quarter of 2011 compared to $10.8 million in the third quarter of 2010. The overall 9% increase was driven by a 108% increase in international OraQuick® HIV sales and the inclusion of $425,000 of OraQuick HCV revenues. HCV revenues in the third quarter of 2010 were minimal. International HIV sales increased largely because certain private and government customers were able to make purchases for HIV testing during the quarter. Domestic OraQuick® HIV sales were flat when compared to the prior year period.

Third quarter 2011 cryosurgical revenues increased 13% compared to the third quarter of 2010. Professional sales in the U.S. increased 21% and international professional sales increased 23%. OTC sales were down 4%.

The higher domestic professional sales reflect the continued efforts of our manufacturers’ sales representatives, improved focus by our distributors, and an increase in sales to governmental entities. International sales increased across all regions in the quarter. Our new Australian distributor made its first purchase in order to stock its inventory and sales into Europe increased primarily as a result of higher sales in France.

OTC cryosurgical sales during the quarter decreased $41,000 when compared to 2010, largely as a result of lower sales to our European and Latin American distributors.

In substance abuse testing, revenues decreased from $3.0 million in the third quarter of 2010 to $2.8 million in the comparable period of 2011, primarily as a result of lower QED sales caused by a temporary disruption of production. However, we resumed production again in October, and are now shipping product and working our way through the backlog.

Our insurance risk assessment sales decreased from $1.5 million in 2010 to $1.4 million in 2011. This is largely the result of the loss of one of our customers who changed its underwriting methodologies to move away from oral fluid testing and now instead simply uses a signed questionnaire to screen applicants.

Gross Margin – Ron Spair

Turning to Gross Margin, our overall margin for Q3 of 2011 was 63% compared to 62% reported for the third quarter of 2010. OraSure’s original core business generated a margin of 66% while DNA Genotek generated margin of 33%. OraSure’s core business gross margin for 2011 benefited from improved product mix coupled with more efficient manufacturing operations. DNA Genotek’s gross margin included $763,000 of increased costs of products sold due to a non-cash inventory adjustment. We recorded a purchase accounting adjustment of approximately $892,000 related to the write-up of the acquired DNA Genotek inventory to fair value. The adjustment is commonly referred to as a “stepped-up value” adjustment and is charged to cost of products sold as the related finished goods inventory is sold. We expect the remaining inventory subject to this adjustment to be sold in the fourth quarter. Had we not recorded this purchase accounting adjustment, DNA Genotek would have generated a gross margin of 70%.

Operating Expenses – Ron Spair

Our total operating expenses for the third quarter increased $6.3 million compared to the third quarter of 2010. Third quarter 2011 expenses included $1.5 million of DNA Genotek expenses. Research and development expenses increased by approximately $2.5 million, reflecting higher clinical trial costs associated with our OraQuick® HIV OTC program. Sales and marketing expenses increased largely due to higher consulting and staffing costs. General and administrative expenses increased primarily as a result of transaction costs associated with the acquisition of DNA Genotek.

Net Loss – Ron Spair

From a bottom line perspective, we reported a GAAP net loss of $3.9 million, or $0.08 per share for the third quarter of 2011. This compares to net income of $274,000, or $0.01 per share, for the same period of 2010. If we strip out the DNAG results, the purchase accounting adjustment discussed earlier and the investment banking fees that became payable upon closing of the acquisition, the OraSure base business would have generated a net loss of $1.6 million, or $0.03 per share. I would note that this number does reflect the impact of other transaction-related expenses such as legal, accounting and consulting costs, as we had included an estimate of these costs in our guidance for Q3.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance at September 30, 2011 was $21.4 million. This was down from the $75.7 million on hand at December 31, 2010 as a result of the DNA Genotek acquisition and related expenses.

During the third quarter, we used $3.7 million in cash to fund operations compared to $3.3 million generated from operations in the third quarter of 2010.

Fourth Quarter 2011 Financial Guidance – Ron Spair

Turning to guidance for the fourth quarter of 2011, we are projecting consolidated revenues of approximately $22.0 to $23.0 million and a consolidated net loss per share of approximately $0.07 to $0.08 for the quarter.

And now back to Doug.

Program and Business Update – Doug Michels

Thanks, Ron. I’d now like to spend the next few minutes outlining the progress we have made on our strategic initiatives. After a considerable financial commitment and years of planning and hard work, we are in the final stages for two of our key growth objectives.

HIV-OTC – Doug Michels

Beginning with HIV-OTC — The final phase of clinical testing, which involved the use of our test in an unobserved setting, is now complete. This marks a significant step forward in the approval process for this product. In total, we enrolled and tested over 5,600 subjects, and identified more than 100 previously undiagnosed HIV infected individuals.

Enrollment and testing at all clinical sites in the study are complete, the database is locked and we are now analyzing the final data, which will be used to prepare a final report. We are on track to complete our FDA submission before the end of the year.

As indicated on prior calls, our FDA filing is being submitted in three separate modules. The first module, which contains data from all studies performed prior to the final phase, was filed in August and is under active FDA review. The second module, which will contain information about our manufacturing operations and Customer Care Call Center, is expected to be filed late this month. And the final module, containing the results of the unobserved clinical trial, is scheduled to be filed by year end. We hope to get on the agenda for the FDA’s Blood Products Advisory Committee (“BPAC”) during the first half of 2012.

During the third quarter, we continued planning for the commercial launch of our HIV OTC test. We are completing an intensive interview process to select both an advertising agency and public relations firm to help market our test and we are nearing a decision on the selection of a third party to manage our Customer Care Call Center. In addition, we have initiated a new round of market research to refresh our messaging and product positioning and to sharpen our demand forecast. These activities are expected to drive meaningful spend levels in the fourth quarter and ramp up as we approach commercial launch.

A major initiative that we have pursued for the last two years has been to extend the shelf life of our OraQuick ADVANCE® HIV professional product. We announced an FDA-approved extension to 30 months during our last earnings call. Since our at-home test will consist of the same device as our professional product, we expect to have at least the same 30-month dating for our OTC test. So we should be in good shape from a product dating perspective. Additionally, since we have FDA approval to manufacture OraQuick® on fully-automated equipment, we should have no difficulty meeting the demand likely to result from an OTC approval and launch.

We are extremely excited about our OTC product and expect the updated market research to confirm the attractiveness of this opportunity. We received a bit of confirmation in a recent study reported in the July 2011 issue of the Annals of Internal Medicine. In that study, which was conducted by Johns Hopkins in urban Emergency Departments, patients being tested for HIV were given the option of taking a self test using either our OraQuick® oral test or a rapid finger stick blood test. According to the article, ninety one percent of the self testers chose oral fluid over blood and an even higher percentage indicated they would “probably” or “definitely” use a home test if one were to become available. This independent study is consistent with the market research we conducted several years ago. We believe this study is further evidence of both the value of oral fluid testing and the urgent need to make HIV home testing a reality here in the U.S.

OraQuick® HCV – Doug Michels

Turning now to our OraQuick® HCV test, the primary focus has been on securing a CLIA waiver for this product. As you know, in response to an FDA request, we conducted an additional reproducibility study which has now been completed. We are very pleased with the results and have submitted final data to the FDA. At this stage, we believe we have given the FDA all information required for it to act on our CLIA submission. Hopefully, receipt of the CLIA waiver will occur shortly.

Even though we have not yet received a CLIA waiver, we continue to promote this product to customers licensed to use moderately complex tests.

•	As Ron indicated, we reported over $400,000 in HCV sales during the third quarter. We believe this level of activity confirms that interest in this product is high.

•

In September, we supported Merck’s “Step Up To The Plate” testing initiative with Major League Baseball that I mentioned during our last earnings call. Under this initiative, we sold over 7,000 OraQuick® HCV tests to Merck to be used for HCV testing by local public health agencies at various major league ballparks and within the communities they serve. We believe initiatives of this type will help increase awareness and demand for HCV testing.

•

In anticipation of receiving a CLIA waiver, we have been working closely with Merck to prepare training and deployment plans for the Merck sales team who will start detailing our product to physicians as soon as possible after the CLIA waiver is received. We will be utilizing Merck’s National Business Group which is a customer facing headquarters sales team that capitalizes on technology to meet the needs of customers and business. Additionally, Merck’s HCV Specialist Organization will also be detailing the product. We expect to have training completed by early December.

•

On the international front, we also continue to collaborate with Merck through their various country organizations. Detailing efforts continue to progress. Currently, our HCV sales are growing above plan expectations due in part to the work of our two organizations.

•	Finally, we continue to see strong performance by our HCV test when it is used in studies conducted by third parties. For example –

•

A study published in the Journal of Infectious Disease in September compared our test with two other rapid HCV assays that have not been approved by the FDA. Although all three tests had comparable specificity (i.e. the ability to correctly detect true negatives), the study reported that the OraQuick® HCV test had better sensitivity (i.e. the ability to correctly detect true positives) and was more accurate when used to test individuals infected with HIV.

•

Another study by the Centers for Disease Control and Prevention that was published in October in Clinical Infectious Diseases reported similar performance for our OraQuick® test compared to the other non-approved rapid HCV tests, when used to identify HCV infection in prospective testing of human subjects.

•

Finally, the New York City Department of Health reported results of a study of the use of our product in oral fluid in the November issue of the American Journal of Public Health. This study showed that our oral fluid test had accuracy comparable to blood-based HCV immunoassays performed in a laboratory and was preferred over laboratory tests by the clinical staff conducting the study. The study concluded that an oral rapid test could help reach individuals who are unaware of their HCV status and extend testing into non-clinical settings such as mobile testing units.

HIV Testing – Doug Michels

On the HIV testing front, we were very pleased to see this past Monday the policy statement issued by the American Academy of Pediatrics regarding HIV testing for adolescents. The policy advocates regular, routine HIV screening for all adolescents 16 to 18 years of age in health care settings when the prevalence of HIV in the patient population is more than 0.1%. We believe this policy statement, which also acknowledges the use of rapid oral fluid testing and its high acceptance by youth, will lead to more testing of individuals in this age group.

Drugs-of-Abuse High Throughput Oral Fluid Assays – Doug Michels

In substance abuse, we expect to begin launching several of the high throughput oral fluid drug assays developed with Roche Diagnostics this quarter. As you know, the FDA issued 510(k) clearances for assays for PCP, cocaine, opiates, methamphetamine and amphetamine for use with our Intercept® oral fluid collection device.

As for the THC assay (marijuana), the final clinical studies have begun and are expected to be completed around year end. As soon as they are completed and the data is compiled and analyzed, Roche will submit this assay for 510(k) clearance, likely during January of 2012.

OraSure QuickFlu™– Doug Michels

Another area I’d like to address is our OraSure QuickFlu™ test. As you know, flu testing is a seasonal business that is affected by the timing and severity of the flu season each year. In contrast to last year, the current flu season has been relatively mild. Nevertheless, we have been assisting numerous customers in their evaluations of our product and, overall, customer interest in the QuickFlu™ test is high. We will continue to aggressively promote this product as the flu season evolves during the rest of this year and into 2012.

DNA Genotek Acquisition – Doug Michels

And last, but certainly not least, I’d like to reiterate how happy we are to have DNA Genotek as part of the OraSure family. The Company has built an excellent business in the collection and stabilization of genetic material in oral fluid samples. Their products are industry-leading and enjoy a strong and loyal customer following, especially in the academic and commercial research areas. Activities are well underway to integrate a few critical business processes and our respective management teams are now focused on developing strategies to maximize the respective strengths of the companies and grow our combined businesses.

* * * *

So before we move to take your questions, I would like to thank the employees of OraSure and the newest members of our team from Canada for their efforts in helping deliver a strong quarter. We are very excited to have added DNA Genotek and its exceptional products, and we look forward to pursuing the opportunities this acquisition provides in the large molecular diagnostic market. Moreover, the completion of our final HIV-OTC study was a fantastic achievement and was years in the making. We were also able to provide the FDA with the additional information they requested on our CLIA submission for HCV, all while delivering strong quarterly financial results that exceeded the guidance for our base business exclusive of DNA Genotek. We firmly believe that these successes will serve as the foundation for future growth at OraSure.

And with that, I will now open the floor to your questions. Operator please proceed.

[Q&A session]

Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues, earnings/loss per share, and expected clinical development, regulatory filings and approvals. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.